VALIDUS REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS
Pembroke, Bermuda, February 1, 2018 - Validus Holdings, Ltd. (“Validus” or the “Company”) (NYSE: VR) today reported a net (loss) attributable to Validus common shareholders of $(8.7) million, or $(0.11) per diluted common share, for the three months ended December 31, 2017, compared to net income available to Validus common shareholders of $7.8 million, or $0.10 per diluted common share, for the three months ended December 31, 2016. Net (loss) attributable to Validus common shareholders was $(63.5) million, or $(0.80) per diluted common share, for the year ended December 31, 2017, compared to net income available to Validus common shareholders of $359.4 million, or $4.36 per diluted common share, for the year ended December 31, 2016.
Net operating income available to Validus common shareholders was $4.2 million, or $0.05 per diluted common share, for the three months ended December 31, 2017, compared to $58.5 million, or $0.73 per diluted common share, for the three months ended December 31, 2016. Net operating (loss) attributable to Validus common shareholders was $(85.0) million, or $(1.07) per diluted common share, for the year ended December 31, 2017, compared to net operating income available to Validus common shareholders of $320.9 million, or $3.90 per diluted common share, for the year ended December 31, 2016.
Book value per common share at December 31, 2017 was $44.06, compared to $44.51 at September 30, 2017. Book value per diluted common share at December 31, 2017 was $42.71, compared to $43.13 at September 30, 2017, reflecting a quarterly decrease of (0.1)%, inclusive of common dividends.
Commenting on the results for the three months ended December 31, 2017, Validus’ Chairman and CEO Ed Noonan stated:
“We continue to position the Company well, utilizing both traditional retro and the Validus-sponsored Tailwind Re catastrophe bond to improve the risk return characteristics of our portfolio. Through portfolio optimization we were able to take advantage of rate increases while reducing our peak U.S. hurricane PML’s, which are down 65% since their height in 2013. Looking ahead, we are very excited to become part of the AIG Group at closing and are looking forward to being able to continue to serve our clients and brokers in new and exciting ways.”
(Loss) income (attributable) available to Validus common shareholders by segment for the three months ended December 31, 2017 and December 31, 2016 was as follows:

	Three Months Ended December 31,
(Expressed in millions of U.S. dollars, except per share information)	2017	2016
Reinsurance segment - Underwriting income	$30.7	$61.3
Insurance segment - Underwriting (loss)	(36.8)	(19.1)
Asset Management segment - (Loss) income	(1.1)	6.3
Total segmental (loss) income	(7.2)	48.5
Total managed investment return (a)	30.3	(20.5)
Corporate expenses	(30.9)	(19.3)
Other items	(0.9)	(0.9)
Net (loss) income (attributable) available to Validus common shareholders	$(8.7)	$7.8
Net (loss) income per diluted share (attributable) available to Validus common shareholders	$(0.11)	$0.10
Net operating income available to Validus common shareholders (b)	$4.2	$58.5
Net operating income per diluted share available to Validus common shareholders(b)	$0.05	$0.73

(a)
Total managed investment return includes returns generated on managed assets governed by the Company’s investment policy statement (“IPS”) and excludes returns on non-managed assets held in support of consolidated AlphaCat variable interest entities which are not governed by the Company’s IPS.

(b)
Net operating income available to Validus common shareholders is presented after tax and is considered a non-GAAP financial measure. A reconciliation of net (loss) income (attributable) available to Validus common shareholders, the most comparable GAAP measure, to net operating income available to Validus common shareholders is presented at the end of this release.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

January 2018 Reinsurance Renewals - Reinsurance and Asset Management segments
During the January 2018 renewal season, the Reinsurance and Asset Management segments underwrote $921.2 million in gross premiums written, an increase of 41.6% from the January 2017 renewal period. This renewal data does not include: (i) the Insurance segment’s operations as the business is distributed relatively evenly throughout the year; or (ii) the Reinsurance and Asset Management segment's agricultural premiums.
The following table presents the Reinsurance and Asset Management segments’ January 2018 and 2017 reinsurance renewals by Catastrophe XOL, Per Risk XOL and Proportional premiums:

	Reinsurance and Asset Management segment's combined premium
(Dollars in thousands)	Catastrophe XOL	Per Risk XOL	Proportional	Total
2018	$545,536	$65,740	$309,923	$921,199
2017	$380,870	$66,016	$203,548	$650,434
Increase (decrease)	43.2%	(0.4)%	52.3%	41.6%
The following table presents the Reinsurance and Asset Management segments' January 2018 and 2017 reinsurance renewals by line of business:

	Reinsurance segment premium
	Property		Specialty - Short-tail	Specialty - Other	Total
(Dollars in thousands)	U.S.	International
2018	$147,152	$119,588	$262,444	$117,616	$646,800
2017	$107,364	$103,298	$231,149	$45,383	$487,194
Increase	37.1%	15.8%	13.5%	159.2%	32.8%

	Asset Management segment premium
	Property		Specialty - Short-tail	Specialty - Other	Total
(Dollars in thousands)	U.S.	International
2018	$242,684	$27,467	$4,248	$—	$274,399
2017	$136,574	$21,538	$5,128	$—	$163,240
Increase (decrease)	77.7%	27.5%	(17.2)%	—%	68.1%

	Reinsurance and Asset Management segments’ combined premium
	Property		Specialty - Short-tail	Specialty - Other	Total
(Dollars in thousands)	U.S.	International
2018	$389,836	$147,055	$266,692	$117,616	$921,199
2017	$243,938	$124,836	$236,277	$45,383	$650,434
Increase	59.8%	17.8%	12.9%	159.2%	41.6%
During the January 2018 renewal season, the Reinsurance segment underwrote $646.8 million in gross premiums written (excluding agriculture premiums), an increase of $159.6 million, or 32.8% from the 2017 renewal season. The increase was primarily driven by:

◦	An increase in the specialty - other lines of $72.2 million, or 159.2% as a result of the continued build out of the Company’s casualty portfolio and the timing of renewals; and

◦
An increase in U.S. property renewals of $39.8 million, or 37.1% driven by rate increases and significant premium growth on a few lines where the Company participated with large gross positions and managed its net exposure through strategic retrocession purchases.

The Asset Management segment underwrote $274.4 million in gross premiums written during the January 2018 renewal season, an increase of $111.2 million, or 68.1% from the 2017 renewal season. The increase was primarily driven by significant rate increases in the retrocession component of the portfolio and an increase in assets under management.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

This earnings release should be read in conjunction with the Company's fourth quarter 2017 investor financial supplement that has been posted to the Investors section of the Company's website located at www.validusholdings.com.
Fourth Quarter 2017 Results
Highlights for the fourth quarter 2017 were as follows:

•
Gross premiums written for the three months ended December 31, 2017 were $443.3 million compared to $339.5 million for the three months ended December 31, 2016, an increase of $103.9 million, or 30.6%. The increase was primarily driven by an increase in the Insurance segment.

•
Reinsurance premiums ceded for the three months ended December 31, 2017 were $96.4 million compared to $40.6 million for the three months ended December 31, 2016, an increase of $55.8 million, or 137.3%. The increase was primarily driven by an increase in the Reinsurance and Insurance segments.

•
Net premiums earned for the three months ended December 31, 2017 were $651.5 million compared to $540.4 million for the three months ended December 31, 2016, an increase of $111.1 million, or 20.6%. The increase was primarily driven by an increase in the Insurance and Reinsurance segments.

•	Loss ratio for the three months ended December 31, 2017 and 2016 was 73.7% and 50.9%, respectively, and included the following:

◦
Notable losses of $120.8 million, or 18.5 percentage points of the loss ratio during the three months ended December 31, 2017 compared to $52.3 million, or 9.7 percentage points of the loss ratio during the three months ended December 31, 2016. Notable losses during the three months ended December 31, 2017 included $78.0 million, or 12.0 percentage points of the loss ratio, of losses attributable to AlphaCat investors and noncontrolling interests, compared to $15.3 million, or 2.8 percentage points of the loss ratio during the three months ended December 31, 2016;

◦	Non-notable losses of $9.7 million, or 1.5 percentage points of the loss ratio during the three months ended December 31, 2017 compared to $0.3 million during the three months ended December 31, 2016;

◦
Favorable loss reserve development on prior accident years of $42.9 million during the three months ended December 31, 2017, which benefited the loss ratio by 6.6 percentage points compared to favorable development of $46.8 million during the three months ended December 31, 2016, which benefited the loss ratio by 8.7 percentage points. The favorable development of $42.9 million during the three months ended December 31, 2017 was primarily driven by favorable development on attritional losses; and

◦
Attritional losses of $392.3 million, or 60.3 percentage points of the loss ratio during the three months ended December 31, 2017 compared to $269.3 million, or 49.8 percentage points of the loss ratio during the three months ended December 31, 2016. The increase was primarily driven by the addition of Crop Risk Services, Inc. (“CRS”) and a higher frequency of mid-size losses which did not meet the non-notable loss threshold.

•	Combined ratio for the three months ended December 31, 2017 and 2016 was 109.7% and 89.6%, respectively, an increase of 20.1 percentage points.

•
Total managed investment return from our managed investment portfolio for the three months ended December 31, 2017 was $30.3 million compared to $(20.5) million for the three months ended December 31, 2016, an increase of $50.7 million, or 247.8%.

•	Annualized return on average equity for the three months ended December 31, 2017 of (1.0)%, compared to 0.8% for the three months ended December 31, 2016.

•	Annualized net operating return on average equity for the three months ended December 31, 2017 of 0.5%, compared to 6.3% for the three months ended December 31, 2016.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Notable and Non-notable Losses
The Company defines a notable loss event as an event whereby consolidated net losses and loss expenses aggregate to a threshold greater than or equal to $30.0 million. The Company defines a non-notable loss event as an event whereby consolidated net losses and loss expenses aggregate to a threshold greater than or equal to $15.0 million but less than $30.0 million.
Notable Loss Events
During the three months ended December 31, 2017, the Company incurred losses and loss expenses from fourth quarter 2017 notable loss events as described below:

	Northern California Wildfires
(Dollars in thousands)	Reinsurance segment	Insurance segment	Asset Management segment	Total
Net losses and loss expenses	$4,762	$10,250	$72,742	$87,754
Less: Net losses and loss expenses attributable to AlphaCat third party investors and noncontrolling interests	—	—	(67,592)	(67,592)
Validus’ share of net losses and loss expenses	4,762	10,250	5,150	20,162
Less: Net impact on premiums earned (a)	(8,024)	—	—	(8,024)
Net loss attributable to Validus	$(3,262)	$10,250	$5,150	$12,138

	Southern California Wildfires
(Dollars in thousands)	Reinsurance segment	Insurance segment	Asset Management segment	Total
Net losses and loss expenses	$19,108	$4,387	$15,000	$38,495
Less: Net losses and loss expenses attributable to AlphaCat third party investors and noncontrolling interests	—	—	(13,837)	(13,837)
Validus’ share of net losses and loss expenses	19,108	4,387	1,163	24,658
Less: Net impact on premiums earned (a)	—	—	—	—
Net loss attributable to Validus	$19,108	$4,387	$1,163	$24,658

	Total Notable Loss Events
(Dollars in thousands)	Reinsurance segment	Insurance segment	Asset Management segment	Total
Net losses and loss expenses	$23,870	$14,637	$87,742	$126,249
Less: Net losses and loss expenses attributable to AlphaCat third party investors and noncontrolling interests	—	—	(81,429)	(81,429)
Validus’ share of net losses and loss expenses	23,870	14,637	6,313	44,820
Less: Net impact on premiums earned (a)	(8,024)	—	—	(8,024)
Net loss attributable to Validus	$15,846	$14,637	$6,313	$36,796

(a)	Net impact on premiums earned includes reinstatement premiums assumed and the net impact of accelerating unearned premiums assumed and ceded.
Partially offsetting the losses and loss expenses noted above was net favorable development on third quarter 2017 notable loss events of $5.4 million, which benefited the loss ratio by 0.9 percentage points. During the three months ended December 31, 2016, the Company incurred losses and loss expenses from notable loss events of $52.3 million, or 9.7 percentage points of the loss ratio. Net of losses attributable to AlphaCat investors and noncontrolling interests of $15.3 million and reinstatement premiums of $0.7 million, the net loss attributable to the Company was $36.3 million.
Non-notable Loss Events
There were no non-notable loss events occurring during the three months ended December 31, 2017. However, as a result of loss events occurring in the fourth quarter, the Company reallocated retrocession recoveries between all 2017 loss events. As such, the Company increased its net loss estimate on the third quarter 2017 Mexico City Earthquake which caused this event to exceed the $15.0 million threshold and become a non-notable loss event. Net losses and loss expenses incurred from the Mexico City Earthquake non-notable loss event were $9.7 million, or 1.5 percentage points of the loss ratio during the three months ended December 31, 2017 and $13.5 million, or 1.9 percentage points of the loss ratio during the three months ended September 30, 2017.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Reinsurance Segment
Highlights for the fourth quarter 2017 were as follows:

•
Gross premiums written for the three months ended December 31, 2017 were $52.0 million compared to $41.8 million for the three months ended December 31, 2016, an increase of $10.1 million, or 24.3% and included the following:

◦
Property premiums of $18.1 million during the three months ended December 31, 2017, compared to $8.5 million during the three months ended December 31, 2016, an increase of $9.6 million, or 113.8%, primarily driven by premium adjustments on existing business;

◦
Specialty - short-tail premiums of $13.0 million during the three months ended December 31, 2017, compared to $(8.8) million during the three months ended December 31, 2016, an increase of $21.8 million, or 248.3%. The increase was primarily driven by favorable premium adjustments on Agriculture business; and

◦
Specialty - other premiums of $20.8 million during the three months ended December 31, 2017, compared to $42.1 million during the three months ended December 31, 2016, a decrease of $21.3 million, or 50.5%. The decrease was primarily driven by the timing of renewals in the casualty class of business.

•
Reinsurance premiums ceded for the three months ended December 31, 2017 were $40.7 million compared to $7.8 million for the three months ended December 31, 2016, an increase of $32.9 million. The increase was primarily driven by an increase in the property lines of $33.5 million as a result of new retrocession cover purchased from Tailwind Re.

•
Net premiums earned for the three months ended December 31, 2017 were $250.6 million compared to $234.2 million for the three months ended December 31, 2016, an increase of $16.4 million, or 7.0%. The increase was primarily driven by ongoing growth in the specialty - other lines of business over the last two years.

•	Loss ratio for the three months ended December 31, 2017 and 2016 was 54.2% and 39.9%, respectively, and included the following:

◦
Notable losses of $14.7 million, or 5.9 percentage points of the loss ratio during the three months ended December 31, 2017, compared to $18.6 million, or 7.9 percentage points of the loss ratio during the three months ended December 31, 2016. Notable losses during the during the three months ended December 31, 2017 included losses from fourth quarter 2017 notable loss events of $23.9 million, or 9.5 percentage points of the loss ratio, partially offset by favorable development on third quarter 2017 notable loss events of $9.2 million or 3.6 percentage points of the loss ratio;

◦
Non-notable losses of $9.4 million, or 3.7 percentage points of the loss ratio during the three months ended December 31, 2017, compared to $nil during the three months ended December 31, 2016. The non-notable losses incurred during the three months ended December 31, 2017 related to adverse development on the third quarter 2017 Mexico City Earthquake loss event due to reallocation of retrocession recoveries;

◦
Favorable loss reserve development on prior accident years of $21.2 million during the three months ended December 31, 2017, which benefited the loss ratio by 8.5 percentage points compared to favorable development of $34.9 million during the three months ended December 31, 2016, which benefited the loss ratio by 14.9 percentage points. The favorable development of $21.2 million during the three months ended December 31, 2017 was primarily driven by favorable development on attritional losses; and

◦
Attritional losses of $132.9 million, or 53.1 percentage points of the loss ratio during the three months ended December 31, 2017 compared to $109.8 million, or 46.9 percentage points of the loss ratio during the three months ended December 31, 2016. The increase was primarily due to a single mid-size loss which did not meet the non-notable loss threshold.

•
General and administrative expenses for the three months ended December 31, 2017 were $23.6 million compared to $21.2 million for the three months ended December 31, 2016, an increase of $2.4 million or 11.1%. The increase in general and administrative expenses was primarily driven by a higher allocation of costs to the segment during the three months ended December 31, 2017.

•	Combined ratio for the three months ended December 31, 2017 and 2016 was 87.8% and 73.8%, respectively, an increase of 14.0 percentage points.

•	Underwriting income for the three months ended December 31, 2017 was $30.7 million compared to $61.3 million for the three months ended December 31, 2016, a decrease of $30.5 million or 49.8%.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Insurance Segment
Highlights for the fourth quarter 2017 were as follows:

•
Gross premiums written for the three months ended December 31, 2017 were $377.0 million compared to $297.9 million for the three months ended December 31, 2016, an increase of $79.1 million, or 26.6% and included the following:

◦
Property premiums of $105.0 million during the three months ended December 31, 2017, compared to $96.2 million during the three months ended December 31, 2016, an increase of $8.8 million, or 9.1%. The increase was primarily driven by the continued build out of product offerings in the U.S. short-tail property lines;

◦
Specialty - short-tail premiums of $155.2 million during the three months ended December 31, 2017, compared to $86.6 million during the three months ended December 31, 2016, an increase of $68.7 million, or 79.3%. The increase was primarily driven by new agriculture business written through CRS; and

◦
Specialty - other premiums of $116.8 million during the three months ended December 31, 2017, compared to $115.1 million during the three months ended December 31, 2016, an increase of $1.7 million, or 1.4%.

•
Reinsurance premiums ceded for the three months ended December 31, 2017 were $56.4 million compared to $32.9 million for the three months ended December 31, 2016, an increase of $23.5 million, or 71.6%, primarily driven by increases in the property and specialty - short-tail lines of $12.9 million and $8.6 million, respectively. The increase in the property lines was primarily driven by the growth in gross premiums written as noted above and new reinsurance cover purchased from Tailwind Re. The increase in the specialty - short-tail lines was due to an increase in ceded agriculture premiums relating to new business written through CRS.

•
Net premiums earned for the three months ended December 31, 2017 were $333.0 million compared to $240.1 million for the three months ended December 31, 2016, an increase of $92.9 million, or 38.7%. The increase was primarily driven by an increase the specialty - short-tail lines of $85.7 million due to agriculture net premiums earned relating to new business written through CRS.

•	Loss ratio for the three months ended December 31, 2017 and 2016 was 73.5% and 68.5%, respectively, and included the following:

◦
Notable losses of $20.9 million, or 6.3 percentage points of the loss ratio during the three months ended December 31, 2017 compared to $17.7 million, or 7.4 percentage points of the loss ratio during the three months ended December 31, 2016. Notable losses during the during the three months ended December 31, 2017 included losses from fourth quarter 2017 notable loss events of $14.6 million, or 4.4 percentage points of the loss ratio, and losses from third quarter 2017 notable loss events of $6.3 million, or 1.9 percentage points of the loss ratio;

◦
Non-notable losses of $(2.3) million, which benefited the loss ratio by 0.7 percentage points during the three months ended December 31, 2017 compared to $0.2 million during the three months ended December 31, 2016. The reduction in non-notable losses incurred during the three months ended December 31, 2017 related to favorable development on the third quarter 2017 Mexico City Earthquake loss event;

◦
Favorable loss reserve development on prior accident years of $19.7 million during the three months ended December 31, 2017, which benefited the loss ratio by 5.9 percentage points compared to favorable development of $10.8 million during the three months ended December 31, 2016, which benefited the loss ratio by 4.5 percentage points. The favorable development of $19.7 million during the three months ended December 31, 2017 was primarily driven by favorable development on attritional losses; and

◦
Attritional losses of $246.0 million, or 73.8 percentage points of the loss ratio during the three months ended December 31, 2017 compared to $157.3 million, or 65.5 percentage points of the loss ratio during the three months ended December 31, 2016. The increase was primarily driven by the addition of CRS and a higher frequency of mid-size losses which did not meet the non-notable loss threshold.

•
Policy acquisition cost ratio for the three months ended December 31, 2017 was 18.1% compared to 24.3% for the three months ended December 31, 2016, a decrease of 6.2 percentage points. The decrease was primarily driven by new agriculture business written during the three months ended December 31, 2017 which carries lower acquisition costs.

•
General and administrative expenses for the three months ended December 31, 2017 were $64.9 million compared to $33.1 million for the three months ended December 31, 2016, an increase of $31.9 million or 96.4%. General and administrative expenses for the three months ended December 31, 2017 included $11.8 million of CRS expenses, of which $1.8 million related to the amortization of intangible assets acquired. The remaining increase in general and administrative expenses was

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

primarily driven by a higher allocation of costs to the segment during the three months ended December 31, 2017 and a reduction in the performance bonus accrual during the three months ended December 31, 2016.

•	Combined ratio for the three months ended December 31, 2017 and 2016 was 112.2% and 108.1%, respectively, an increase of 4.1 percentage points.

•	Underwriting (loss) for the three months ended December 31, 2017 was $(36.8) million compared to $(19.1) million for the three months ended December 31, 2016, an increase of $17.6 million or 92.1%.
Asset Management Segment
Highlights for the fourth quarter 2017 were as follows:

•
Assets under management were $3.4 billion as at January 1, 2018, compared to $2.9 billion as at October 1, 2017, of which third party assets under management were $3.2 billion as at January 1, 2018, compared to $2.7 billion as at October 1, 2017. During the three months ended January 1, 2018, a total of $1,045.3 million of capital was raised, of which $1,029.1 million was raised from third parties. During the three months ended January 1, 2018, $402.4 million was returned to investors, of which $401.4 million was returned to third party investors.

•
Fee revenues earned for the three months ended December 31, 2017 were $5.5 million compared to $4.7 million during the three months ended December 31, 2016, an increase of $0.8 million or 17.4%. Third party fee revenues earned during the three months ended December 31, 2017 were $5.1 million compared to $3.9 million during the three months ended December 31, 2016, an increase of $1.1 million or 28.8%. The increase in third party fee revenues was primarily driven by an increase in management fees as a result of an increase in assets under management over the last twelve months.

•	Total expenses for the three months ended December 31, 2017 were $2.6 million compared to $2.9 million during the three months ended December 31, 2016, a decrease of $0.3 million, or 10.1%.

•
Validus’ share of investment (loss) from AlphaCat Funds and Sidecars for the three months ended December 31, 2017 was $(4.0) million compared to income of $4.5 million during the three months ended December 31, 2016, a decrease of $8.5 million. The decrease was driven by the fourth quarter 2017 notable loss events.

•
Asset Management segment (loss) for the three months ended December 31, 2017 was $(1.1) million compared to income of $6.3 million during the three months ended December 31, 2016, a decrease of $7.4 million.

Managed investments
Highlights for the fourth quarter 2017 were as follows:

•
Managed net investment income for the three months ended December 31, 2017 was $41.6 million compared to $35.9 million for the three months ended December 31, 2016, an increase of $5.7 million, or 16.0%. The increase was primarily driven by increased returns on the Company’s portfolio of managed fixed maturities and other investments.

•
Annualized effective yield on managed investments for the three months ended December 31, 2017 was 2.44%, compared to 2.25% for the three months ended December 31, 2016, an increase of 19 basis points.

•	Net realized gains on managed investments for the three months ended December 31, 2017 were $7.2 million compared to $9.2 million for the three months ended December 31, 2016.

•
Change in net unrealized (losses) on managed investments for the three months ended December 31, 2017 was $(24.9) million compared to $(67.7) million for the three months ended December 31, 2016. Changes in unrealized (losses) on managed investments during the three months ended December 31, 2017 were primarily driven by the impact of interest rate increases on the Company’s managed fixed maturity portfolio.

•
Income from investment affiliates for the three months ended December 31, 2017 was $6.3 million compared to $2.2 million for the three months ended December 31, 2016, an increase of $4.2 million, or 192.9%. The income from investment affiliates represents equity earnings on investments in funds managed by Aquiline Capital Partners LLC.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Corporate expenses and other items
Highlights for the fourth quarter 2017 were as follows:

•
General and administrative expenses for the three months ended December 31, 2017 were $5.6 million compared to $20.0 million for the three months ended December 31, 2016, a decrease of $14.4 million, or 72.1%. The decrease was primarily driven by a lower bonus accrual and a higher allocation of costs to reporting segments during the three months ended December 31, 2017.

•	Share compensation expenses for the three months ended December 31, 2017 were $4.1 million compared to $3.9 million for the three months ended December 31, 2016, an increase of $0.3 million, or 7.5%.

•
Finance expenses for the three months ended December 31, 2017 were $15.7 million compared to $14.5 million for the three months ended December 31, 2016, an increase of $1.2 million, or 8.2%. The increase was primarily driven by interest expenses relating to short-term borrowings which were repaid in full during the three months ended December 31, 2017.

•
Dividends paid on preferred shares for the three months ended December 31, 2017 were $5.8 million compared to $2.2 million for the three months ended December 31, 2016, an increase of $3.6 million, or 164.5% due to $250.0 million of new preferred shares issued during the second quarter of 2017.

•
Tax (benefit) for the three months ended December 31, 2017 was $(0.4) million compared to $(21.2) million for the three months ended December 31, 2016. The tax benefit during the three months ended December 31, 2017 mainly related to operating losses in the Insurance segment and was partially offset by the re-measurement of net deferred taxes following U.S. Tax Reform. The tax benefit during the three months ended December 31, 2016 related to a partial release of a valuation allowance which had been applied against a deferred tax asset related to net operating losses acquired as part of the Company’s acquisition of Flagstone. The release was due to the Company believing it is more-likely-than-not that it will have sufficient future taxable income to realize a portion of that deferred tax asset over three years beginning in 2017 and in accordance with U.S. GAAP, the Company was required to record a tax benefit of $18.4 million during the fourth quarter of 2016.

•	Foreign exchange (losses) for the three months ended December 31, 2017 were $(0.8) million compared to $(0.9) million for the three months ended December 31, 2016.
Shareholders’ Equity and Capitalization
As at December 31, 2017, total shareholders’ equity was $3.9 billion including $16.7 million of noncontrolling interests and $400.0 million of preferred shares. Shareholders’ equity available to Validus common shareholders was $3.5 billion as at December 31, 2017. Total capitalization available to Validus at December 31, 2017 was $4.7 billion, including $539.2 million of junior subordinated deferrable debentures and $245.6 million of senior notes. Total capitalization at December 31, 2017 was $5.7 billion, including $1.0 billion of redeemable noncontrolling interests and $16.7 million of noncontrolling interests related to AlphaCat.
Book value per common share was $44.06 at December 31, 2017 based on 79,319,550 common shares outstanding, compared to $44.51 at September 30, 2017 based on 79,457,253 common shares outstanding. Book value per diluted common share was $42.71 at December 31, 2017 based on 81,823,409 diluted common shares outstanding, compared to $43.13 at September 30, 2017 based on 82,001,606 diluted common shares outstanding, a decrease of 0.1%, inclusive of dividends for the three months ended December 31, 2017. Book value per diluted common share is a non-GAAP financial measure. A reconciliation of book value per common share, the most comparable GAAP measure, to book value per diluted common share is presented at the end of this release.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Share Repurchases
The Company repurchased 175,308 common shares during the three months ended December 31, 2017. A summary of the common share repurchases made to date under the Company’s previously announced share repurchase programs is as follows:

	Total shares repurchased under publicly announced repurchase program
(Dollars in thousands, except share and per share amounts)	Total number of shares repurchased	Aggregate Purchase Price (a)	Average Price per Share (a)	Approximate dollar value of shares that may yet be purchased under the Program
Cumulative inception-to-date to December 31, 2016	80,508,849	$2,704,406	$33.59	$319,995

Cumulative for the nine months ended September 30, 2017	351,812	18,343	$52.14	$301,652

October 1 - 31, 2017	—	—	—	$301,652
November 1 - 30, 2017	—	—	—	$301,652
December 1 - 31, 2017	175,308	8,226	$46.92	$293,426
Cumulative for the three months ended December 31, 2017	175,308	8,226	$46.92
Cumulative for the year ended December 31, 2017	527,120	26,569	$50.40
Cumulative inception-to-date to December 31, 2017	81,035,969	$2,730,975	$33.70	$293,426

Repurchases made subsequent to year-end:
January 1 - 31, 2018	—	—	—	$293,426

(a)	Share transactions are on a trade date basis through January 31, 2018 and are inclusive of commissions. Average share price is rounded to two decimal places.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Year to Date 2017 Results
Highlights for the year to date 2017 were as follows:

•	Gross premiums written for the year ended December 31, 2017 were $2,950.9 million compared to $2,648.7 million for the year ended December 31, 2016, an increase of $302.2 million, or 11.4%.

•	Reinsurance premiums ceded for the year ended December 31, 2017 were $469.6 million compared to $289.7 million for the year ended December 31, 2016, an increase of $179.9 million, or 62.1%.

•	Net premiums earned for the year ended December 31, 2017 were $2,581.1 million compared to $2,249.2 million for the year ended December 31, 2016, an increase of $331.9 million, or 14.8%.

•	Loss ratio for the year ended December 31, 2017 and 2016 was 89.1% and 47.4%, respectively, and included the following:

◦
Notable losses of $1,046.9 million, or 40.6 percentage points of the loss ratio during the year ended December 31, 2017 compared to $90.2 million, or 4.0 percentage points of the loss ratio during the year ended December 31, 2016. Notable losses during the year ended December 31, 2017 included $603.4 million, or 23.4 percentage points of the loss ratio, of losses attributable to AlphaCat investors and noncontrolling interests, compared to $21.7 million, or 1.0 percentage point of the loss ratio during the year ended December 31, 2016;

◦
Non-notable losses of $50.6 million, or 2.0 percentage points of the loss ratio during the year ended December 31, 2017 compared to $70.2 million, or 3.1 percentage points of the loss ratio during the year ended December 31, 2016;

◦
Favorable loss reserve development on prior accident years of $222.5 million during the year ended December 31, 2017, which benefited the loss ratio by 8.6 percentage points compared to favorable development of $216.2 million during the year ended December 31, 2016, which benefited the loss ratio by 9.6 percentage points; and

◦
Attritional losses of $1,425.2 million or 55.1 percentage points of the loss ratio during the year ended December 31, 2017 compared to $1,120.8 million, or 49.9 percentage points of the loss ratio during the year ended December 31, 2016.

•	Combined ratio for the year ended December 31, 2017 and 2016 was 122.6% and 84.2%, respectively, an increase of 38.4 percentage points.

•
Total managed investment return from our managed investment portfolio for the year ended December 31, 2017 was $188.8 million compared to $168.4 million for the year ended December 31, 2016, an increase of $20.4 million, or 12.1%.

•	Annualized return on average equity for the year ended December 31, 2017 of (1.7)%, compared to 9.7% for the year ended December 31, 2016.

•	Annualized net operating return on average equity for the year ended December 31, 2017 of (2.3)%, compared to 8.7% for the year ended December 31, 2016.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a leading global provider of reinsurance, insurance, and asset management services, delivering its premier solutions through four diversified yet complementary operating companies: Validus Reinsurance, Ltd., a global reinsurance group focused primarily on treaty reinsurance; Talbot Underwriting Ltd., a specialty (re)insurance group operating within the Lloyd’s market through Syndicate 1183; Western World Insurance Group, Inc., a U.S. specialty lines organization; and AlphaCat Managers, Ltd., a Bermuda-based investment advisor managing capital for third parties and Validus through insurance-linked securities and other property catastrophe and specialty reinsurance investments.
Research and analytics are at the core of Validus’ operations and provide its team of expert practitioners with the knowledge and insight required to effectively model and interpret risk – an approach that consistently benefits clients and ensures their needs are met. Validus maintains a worldwide presence with more than 1,000 employees in 19 offices across all major regions and is listed on the New York Stock Exchange under the ticker symbol VR.
More information about the Validus group of companies can be found at validusholdings.com.
Contacts:

Investors:	Media:

Validus Holdings, Ltd.	Brunswick Group

Investor.Relations@validusholdings.com	Mustafa Riffat / Charlotte Connerton

+1-441-278-9000	+1-212-333-3810

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Consolidated Balance Sheets
As at December 31, 2017 and 2016
(Expressed in thousands of U.S. dollars, except share and per share information)

	December 31, 2017	December 31, 2016
Assets
Fixed maturity investments trading, at fair value (amortized cost: 2017—$5,876,261; 2016—$5,584,599)	$5,858,348	$5,543,030
Short-term investments trading, at fair value (amortized cost: 2017—$3,381,714; 2016—$2,796,358)	3,381,757	2,796,170
Other investments, at fair value (cost: 2017—$330,416; 2016—$380,130)	355,218	405,712
Investments in investment affiliates, equity method (cost: 2017—$61,944; 2016—$84,840)	100,137	100,431
Cash and cash equivalents	754,990	419,976
Restricted cash	394,663	70,956
Total investments and cash	10,845,113	9,336,275
Premiums receivable	939,487	725,390
Deferred acquisition costs	213,816	209,227
Prepaid reinsurance premiums	132,938	77,996
Securities lending collateral	2,717	9,779
Loss reserves recoverable	1,233,997	430,421
Paid losses recoverable	46,873	35,247
Income taxes recoverable	9,044	4,870
Deferred tax asset	52,467	43,529
Receivable for investments sold	12,182	3,901
Intangible assets	171,411	115,592
Goodwill	229,573	196,758
Accrued investment income	29,096	26,488
Other assets	508,165	134,282
Total assets	$14,426,879	$11,349,755

Liabilities
Reserve for losses and loss expenses	$4,831,390	$2,995,195
Unearned premiums	1,147,186	1,076,049
Reinsurance balances payable	331,645	54,781
Securities lending payable	2,717	10,245
Deferred tax liability	4,600	3,331
Payable for investments purchased	74,496	29,447
Accounts payable and accrued expenses	1,225,875	587,648
Notes payable to AlphaCat investors	1,108,364	278,202
Senior notes payable	245,564	245,362
Debentures payable	539,158	537,226
Total liabilities	9,510,995	5,817,486
Commitments and contingent liabilities
Redeemable noncontrolling interests	1,004,094	1,528,001
Shareholders’ equity
Preferred shares (Issued and Outstanding: 2017—16,000; 2016—6,000)	400,000	150,000
Common shares (Issued: 2017—161,994,491; 2016—161,279,976; Outstanding: 2017—79,319,550; 2016—79,132,252)	28,349	28,224
Treasury shares (2017—82,674,941; 2016—82,147,724)	(14,468)	(14,376)
Additional paid-in capital	814,641	821,023
Accumulated other comprehensive loss	(22,192)	(23,216)
Retained earnings	2,688,742	2,876,636
Total shareholders’ equity available to Validus	3,895,072	3,838,291
Noncontrolling interests	16,718	165,977
Total shareholders’ equity	3,911,790	4,004,268
Total liabilities, noncontrolling interests and shareholders’ equity	$14,426,879	$11,349,755

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Consolidated Statements of (Loss) Income
For the three months and years ended December 31, 2017 and 2016
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenues
Gross premiums written	$443,323	$339,454	$2,950,938	$2,648,705
Reinsurance premiums ceded	(96,445)	(40,635)	(469,633)	(289,705)
Net premiums written	346,878	298,819	2,481,305	2,359,000
Change in unearned premiums	304,599	241,580	99,783	(109,835)
Net premiums earned	651,477	540,399	2,581,088	2,249,165
Net investment income	48,960	38,153	177,873	150,385
Net realized gains on investments	5,607	9,220	7,623	15,757
Change in net unrealized (losses) gains on investments	(21,257)	(67,460)	3,215	16,871
Income (loss) from investment affiliates	6,345	2,166	22,010	(2,083)
Other insurance related income and other income (loss)	6,939	568	13,179	2,195
Foreign exchange (losses) gains	(283)	(901)	(7,447)	10,864
Total revenues	697,788	522,145	2,797,541	2,443,154
Expenses
Losses and loss expenses	479,842	275,126	2,300,178	1,065,097
Policy acquisition costs	127,067	120,889	471,553	449,482
General and administrative expenses	97,522	77,955	352,137	336,294
Share compensation expenses	10,031	10,442	40,111	42,907
Finance expenses	15,871	14,630	58,546	58,520
Transaction expenses	—	—	4,427	—
Total expenses	730,333	499,042	3,226,952	1,952,300
(Loss) income before taxes, (loss) from operating affiliate and (income) loss attributable to AlphaCat investors	(32,545)	23,103	(429,411)	490,854
Tax benefit	412	21,147	7,580	19,729
Loss from operating affiliate	—	—	—	(23)
(Income) loss attributable to AlphaCat investors	(37,868)	(7,080)	16,929	(23,358)
Net (loss) income	(70,001)	37,170	(404,902)	487,202
Net loss (income) attributable to noncontrolling interests	67,136	(27,200)	357,280	(123,363)
Net (loss) income (attributable) available to Validus	(2,865)	9,970	(47,622)	363,839
Dividends on preferred shares	(5,828)	(2,203)	(15,861)	(4,455)
Net (loss) income (attributable) available to Validus common shareholders	$(8,693)	$7,767	$(63,483)	$359,384

Selected ratios:
Ratio of net to gross premiums written	78.2%	88.0%	84.1%	89.1%

Losses and loss expense ratio	73.7%	50.9%	89.1%	47.4%

Policy acquisition cost ratio	19.5%	22.4%	18.3%	20.0%
General and administrative expense ratio	16.5%	16.3%	15.2%	16.8%
Expense ratio	36.0%	38.7%	33.5%	36.8%
Combined ratio	109.7%	89.6%	122.6%	84.2%

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Segment Information
For the three months and years ended December 31, 2017 and 2016
(Expressed in thousands of U.S. dollars, except share and per share information)

Reinsurance Segment	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Underwriting revenues
Gross premiums written	$51,960	$41,813	$1,195,207	$1,184,912
Reinsurance premiums ceded	(40,716)	(7,773)	(209,289)	(121,331)
Net premiums written	11,244	34,040	985,918	1,063,581
Change in unearned premiums	239,320	200,129	37,086	(67,432)
Net premiums earned	250,564	234,169	1,023,004	996,149
Other insurance related income	15	9	67	25
Total underwriting revenues	250,579	234,178	1,023,071	996,174
Underwriting deductions
Losses and loss expenses	135,804	93,503	692,719	415,505
Policy acquisition costs	58,107	55,352	199,430	189,797
General and administrative expenses	23,604	21,248	80,177	85,000
Share compensation expenses	2,331	2,811	10,762	11,668
Total underwriting deductions	219,846	172,914	983,088	701,970
Underwriting income	$30,733	$61,264	$39,983	$294,204

Insurance Segment	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Underwriting revenues
Gross premiums written	$377,014	$297,905	$1,453,133	$1,194,137
Reinsurance premiums ceded	(56,378)	(32,862)	(261,055)	(162,669)
Net premiums written	320,636	265,043	1,192,078	1,031,468
Change in unearned premiums	12,393	(24,900)	64,007	(28,524)
Net premiums earned	333,029	240,143	1,256,085	1,002,944
Other insurance related income	3,957	284	7,035	1,367
Total underwriting revenues	336,986	240,427	1,263,120	1,004,311
Underwriting deductions
Losses and loss expenses	244,908	164,417	934,199	604,741
Policy acquisition costs	60,403	58,394	241,186	232,780
General and administrative expenses	64,945	33,069	207,186	165,529
Share compensation expenses	3,512	3,693	12,774	14,987
Total underwriting deductions	373,768	259,573	1,395,345	1,018,037
Underwriting (loss)	$(36,782)	$(19,146)	$(132,225)	$(13,726)

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Segment Information
For the three months and years ended December 31, 2017 and 2016
(Expressed in thousands of U.S. dollars, except share and per share information)

Asset Management Segment	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Fee revenues
Third party	$5,061	$3,928	$20,349	$18,771
Related party	418	737	2,150	3,329
Total fee revenues	5,479	4,665	22,499	22,100
Expenses
General and administrative expenses	2,582	2,676	12,904	10,233
Share compensation expenses	41	82	389	249
Finance expenses	30	33	137	947
Tax (benefit) expense	(61)	90	8	90
Foreign exchange losses	—	2	7	19
Total expenses	2,592	2,883	13,445	11,538
Income before investment (loss) income from AlphaCat Funds and Sidecars	2,887	1,782	9,054	10,562
Investment (loss) income from AlphaCat Funds and Sidecars (a)
AlphaCat Sidecars	11	14	79	607
AlphaCat ILS Funds - Lower Risk (b)	961	1,998	(3,102)	8,901
AlphaCat ILS Funds - Higher Risk (b)	(5,813)	1,864	(22,662)	7,471
BetaCat ILS Funds	827	644	536	3,623
PaCRe	—	—	—	(23)
Validus' share of investment (loss) income from AlphaCat Funds and Sidecars	(4,014)	4,520	(25,149)	20,579
Asset Management segment (loss) income	$(1,127)	$6,302	$(16,095)	$31,141

(a)	The investment income (loss) from AlphaCat funds and sidecars is based on equity accounting.

(b)
Lower risk AlphaCat ILS funds have a maximum permitted portfolio expected loss of less than 7%, whereas higher risk AlphaCat ILS funds have a maximum permitted portfolio expected loss of greater than 7%. Expected loss represents the average annual loss over the set of simulation scenarios divided by the total limit.

Corporate and Investments	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Managed investments
Managed net investment income (a)	$41,609	$35,875	$152,955	$141,718
Net realized gains on managed investments (a)	7,157	9,166	7,437	14,680
Change in net unrealized (losses) gains on managed investments (a)	(24,861)	(67,676)	6,371	14,106
Income (loss) from investment affiliates	6,345	2,166	22,010	(2,083)
Total managed investment return	$30,250	$(20,469)	$188,773	$168,421
Corporate expenses
General and administrative expenses	$5,582	$19,973	$48,598	$72,249
Share compensation expenses	4,147	3,856	16,186	16,003
Finance expenses (a)	15,732	14,546	58,194	57,183
Dividends on preferred shares	5,828	2,203	15,861	4,455
Tax (benefit) (a)	(351)	(21,237)	(7,588)	(19,819)
Total Corporate expenses	$30,938	$19,341	$131,251	$130,071
Other items
Foreign exchange (losses) gains (a)	(829)	(850)	(8,544)	10,778
Other income (loss)	—	7	303	(766)
Transaction expenses	—	—	(4,427)	—
Total other items	$(829)	$(843)	$(12,668)	$10,012
Total Corporate and Investments	$(1,517)	$(40,653)	$44,854	$48,362

(a)	These items exclude the components which are included in the Asset Management segment income (loss) and amounts which are consolidated from variable interest entities.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Segment Information
For the three months ended December 31, 2017 and 2016
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three Months Ended December 31, 2017
	Reinsurance Segment	Insurance Segment	Asset Management Segment and Consolidated VIEs	Corporate & Investments	Eliminations	Total
Underwriting revenues
Gross premiums written	$51,960	$377,014	$14,998	$—	$(649)	$443,323
Reinsurance premiums ceded	(40,716)	(56,378)	—	—	649	(96,445)
Net premiums written	11,244	320,636	14,998	—	—	346,878
Change in unearned premiums	239,320	12,393	52,886	—	—	304,599
Net premiums earned	250,564	333,029	67,884	—	—	651,477
Other insurance related income	15	3,957	6,778	—	(3,811)	6,939
Total underwriting revenues	250,579	336,986	74,662	—	(3,811)	658,416
Underwriting deductions
Losses and loss expenses	135,804	244,908	99,130	—	—	479,842
Policy acquisition costs	58,107	60,403	8,557	—	—	127,067
General and administrative expenses	23,604	64,945	7,202	5,582	(3,811)	97,522
Share compensation expenses	2,331	3,512	41	4,147	—	10,031
Total underwriting deductions	219,846	373,768	114,930	9,729	(3,811)	714,462
Underwriting income (loss)	$30,733	$(36,782)	$(40,268)	$(9,729)	$—	$(56,046)
Net investment return (a)	—	—	9,405	30,250	—	39,655
Other items (b)	—	—	468	(22,038)	—	(21,570)
(Income) attributable to AlphaCat investors	—	—	(37,868)	—	—	(37,868)
Net loss attributable to noncontrolling interests	—	—	67,136	—	—	67,136
Net income (loss) available (attributable) to Validus common shareholders	$30,733	$(36,782)	$(1,127)	$(1,517)	$—	$(8,693)

	Three Months Ended December 31, 2016
	Reinsurance Segment	Insurance Segment	Asset Management Segment and Consolidated VIEs	Corporate & Investments	Eliminations	Total
Underwriting revenues
Gross premiums written	$41,813	$297,905	$(264)	$—	$—	$339,454
Reinsurance premiums ceded	(7,773)	(32,862)	—	—	—	(40,635)
Net premiums written	34,040	265,043	(264)	—	—	298,819
Change in unearned premiums	200,129	(24,900)	66,351	—	—	241,580
Net premiums earned	234,169	240,143	66,087	—	—	540,399
Other insurance related income	9	284	4,664	—	(4,396)	561
Total underwriting revenues	234,178	240,427	70,751	—	(4,396)	540,960
Underwriting deductions
Losses and loss expenses	93,503	164,417	17,206	—	—	275,126
Policy acquisition costs	55,352	58,394	7,143	—	—	120,889
General and administrative expenses	21,248	33,069	8,061	19,973	(4,396)	77,955
Share compensation expenses	2,811	3,693	82	3,856	—	10,442
Total underwriting deductions	172,914	259,573	32,492	23,829	(4,396)	484,412
Underwriting income (loss)	$61,264	$(19,146)	$38,259	$(23,829)	$—	$56,548
Net investment return (a)	—	—	2,548	(20,469)	—	(17,921)
Other items (b)	—	—	(225)	3,645	—	3,420
(Income) attributable to AlphaCat investors	—	—	(7,080)	—	—	(7,080)
Net (income) attributable to noncontrolling interests	—	—	(27,200)	—	—	(27,200)
Net income (loss) available (attributable) to Validus common shareholders	$61,264	$(19,146)	$6,302	$(40,653)	$—	$7,767

(a)	Net investment return includes net investment income, net realized and change in net unrealized gains (losses) on investments and income (loss) from investment affiliates.

(b)
Other items includes finance expenses, transaction expenses, dividends on preferred shares, tax benefit (expense), foreign exchange gains (losses), income (loss) from operating affiliate and other income (loss).

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Segment Information
For the years ended December 31, 2017 and 2016
(Expressed in thousands of U.S. dollars, except share and per share information)

	Year Ended December 31, 2017
	Reinsurance Segment	Insurance Segment	Asset Management Segment and Consolidated VIEs	Corporate & Investments	Eliminations	Total
Underwriting revenues
Gross premiums written	$1,195,207	$1,453,133	$312,819	$—	$(10,221)	$2,950,938
Reinsurance premiums ceded	(209,289)	(261,055)	(9,510)	—	10,221	(469,633)
Net premiums written	985,918	1,192,078	303,309	—	—	2,481,305
Change in unearned premiums	37,086	64,007	(1,310)	—	—	99,783
Net premiums earned	1,023,004	1,256,085	301,999	—	—	2,581,088
Other insurance related income	67	7,035	23,896	—	(18,122)	12,876
Total underwriting revenues	1,023,071	1,263,120	325,895	—	(18,122)	2,593,964
Underwriting deductions
Losses and loss expenses	692,719	934,199	673,260	—	—	2,300,178
Policy acquisition costs	199,430	241,186	30,937	—	—	471,553
General and administrative expenses	80,177	207,186	34,298	48,598	(18,122)	352,137
Share compensation expenses	10,762	12,774	389	16,186	—	40,111
Total underwriting deductions	983,088	1,395,345	738,884	64,784	(18,122)	3,163,979
Underwriting income (loss)	$39,983	$(132,225)	$(412,989)	$(64,784)	$—	$(570,015)
Net investment return (a)	—	—	21,948	188,773	—	210,721
Other items (b)	—	—	737	(79,135)	—	(78,398)
Loss attributable to AlphaCat investors	—	—	16,929	—	—	16,929
Net loss attributable to noncontrolling interests	—	—	357,280	—	—	357,280
Net income (loss) available (attributable) to Validus common shareholders	$39,983	$(132,225)	$(16,095)	$44,854	$—	$(63,483)

	Year Ended December 31, 2016
	Reinsurance Segment	Insurance Segment	Asset Management Segment and Consolidated VIEs	Corporate & Investments	Eliminations	Total
Underwriting revenues
Gross premiums written	$1,184,912	$1,194,137	$270,402	$—	$(746)	$2,648,705
Reinsurance premiums ceded	(121,331)	(162,669)	(6,451)	—	746	(289,705)
Net premiums written	1,063,581	1,031,468	263,951	—	—	2,359,000
Change in unearned premiums	(67,432)	(28,524)	(13,879)	—	—	(109,835)
Net premiums earned	996,149	1,002,944	250,072	—	—	2,249,165
Other insurance related income	25	1,367	22,386	—	(20,817)	2,961
Total underwriting revenues	996,174	1,004,311	272,458	—	(20,817)	2,252,126
Underwriting deductions
Losses and loss expenses	415,505	604,741	44,851	—	—	1,065,097
Policy acquisition costs	189,797	232,780	26,905	—	—	449,482
General and administrative expenses	85,000	165,529	34,333	72,249	(20,817)	336,294
Share compensation expenses	11,668	14,987	249	16,003	—	42,907
Total underwriting deductions	701,970	1,018,037	106,338	88,252	(20,817)	1,893,780
Underwriting income (loss)	$294,204	$(13,726)	$166,120	$(88,252)	$—	$358,346
Net investment return (a)	—	—	13,106	168,421	(597)	180,930
Other items (b)	—	—	(1,364)	(31,807)	—	(33,171)
(Income) attributable to AlphaCat investors	—	—	(23,358)	—	—	(23,358)
Net (income) attributable to noncontrolling interests	—	—	(123,363)	—	—	(123,363)
Net income (loss) available (attributable) to Validus common shareholders	$294,204	$(13,726)	$31,141	$48,362	$(597)	$359,384

(a)	Net investment return includes net investment income, net realized and change in net unrealized gains (losses) on investments and income (loss) from investment affiliates.

(b)
Other items includes finance expenses, transaction expenses, dividends on preferred shares, tax benefit (expense), foreign exchange gains (losses), income (loss) from operating affiliate and other income (loss).

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Non-GAAP Financial Measures
In presenting the Company’s results, management has included and discussed certain non-GAAP financial measures. The Company believes that these non-GAAP measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of the Company’s results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with U.S. GAAP.
In addition to presenting book value per common share determined in accordance with U.S. GAAP, the Company believes that the following non-GAAP book value financial measures are key financial indicators for evaluating performance and measuring overall growth: book value per diluted common share, book value per diluted common share plus accumulated dividends and tangible book value per diluted common share. A reconciliation of book value per common share, a GAAP financial measure, to the non-GAAP book value financial measures has been included below.
In addition to presenting net (loss) income (attributable) available to Validus common shareholders determined in accordance with U.S. GAAP, the Company believes that showing net operating income (loss) available (attributable) to Validus common shareholders, a non-GAAP financial measure, provides investors with a valuable measure of profitability and enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the Company’s results in a manner similar to how management analyzes the Company’s underlying business performance.
Net operating income (loss) available (attributable) to Validus common shareholders, a non-GAAP financial measure, is calculated by the addition or subtraction of certain Consolidated Statement of (Loss) Income line items from net (loss) income (attributable) available to Validus common shareholders, the most directly comparable GAAP financial measure, and measures the performance of the Company’s operations without the influence of gains or losses on investments and foreign currencies and other items as noted in the reconciliation below. The Company excludes these items from its calculation of net operating income (loss) available (attributable) to Validus common shareholders because the amount of these gains and losses is heavily influenced by, and fluctuates in part, according to availability of investment market opportunities and other factors. The Company believes these amounts are largely independent of its core underwriting activities and including them distorts the analysis of trends in its operations. The Company believes the reporting of net operating income (loss) available (attributable) to Validus common shareholders enhances the understanding of results by highlighting the underlying profitability of the Company’s core (re)insurance operations. This profitability is influenced significantly by earned premium growth, adequacy of the Company’s pricing, as well as loss frequency and severity. Over time it is also influenced by the Company’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through its management of acquisition costs and other underwriting expenses.
Return on average equity, a GAAP financial measure, and net operating return on average equity, a non-GAAP financial measure, represents the returns generated on common shareholders’ equity during the year and are presented below.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Non-GAAP Financial Measures Reconciliation
Book Value per Common Share, Book Value per Diluted Common Share and Tangible Book Value per Diluted Common Share
As at December 31, 2017 and 2016
(Expressed in thousands of U.S. dollars, except share and per share information)

	December 31, 2017
	Equity Amount	Common Shares	Per Share Amount (a)
Book value per common share (b)	$3,495,072	79,319,550	$44.06
Non-GAAP Adjustments:
Assumed exercise of outstanding stock options (c)(d)	—	—
Unvested restricted shares	—	2,503,859
Book value per diluted common share (e)	3,495,072	81,823,409	$42.71
Goodwill	(229,573)	—
Intangible assets	(171,411)	—
Tangible book value per diluted common share (e)	$3,094,088	81,823,409	$37.81

Book value per diluted common share (e)			$42.71
Accumulated dividends			13.08
Book value per diluted common share plus accumulated dividends (e)			$55.79

	December 31, 2016
	Equity Amount	Common Shares	Per Share Amount (a)
Book value per common share (b)	$3,688,291	79,132,252	$46.61
Non-GAAP Adjustments:
Assumed exercise of outstanding stock options (c)(d)	614	26,136
Unvested restricted shares	—	2,868,610
Book value per diluted common share (e)	3,688,905	82,026,998	$44.97
Goodwill	(196,758)	—
Intangible assets	(115,592)	—
Tangible book value per diluted common share (e)	$3,376,555	82,026,998	$41.16

Book value per diluted common share (e)			$44.97
Accumulated dividends			11.56
Book value per diluted common share plus accumulated dividends (e)			$56.53

(a)	Per share amounts are calculated by dividing the equity amount by the common shares.

(b)	The equity amount used in the calculation of book value per common share represents total shareholders' equity available to Validus excluding the liquidation value of the preferred shares.

(c)	Using the "as-if-converted" method, assuming all proceeds received upon exercise of stock options will be retained by the Company and the resulting common shares from exercise remain outstanding.

(d)	At December 31, 2017, the weighted average exercise price for those stock options that had an exercise price lower than book value per share was $nil (December 31, 2016: $23.48).

(e)	Non-GAAP financial measure.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Validus Holdings, Ltd.
Non-GAAP Financial Measures Reconciliation
Net Operating Income (Loss) available (attributable) to Validus Common Shareholders, Net Operating Income (Loss) per Diluted Share available (attributable) to Validus Common Shareholders and Annualized Net Operating Return on Average Equity
For the three months and years ended December 31, 2017 and 2016
(Expressed in thousands of U.S. dollars, except share and per share information)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net (loss) income (attributable) available to Validus common shareholders	$(8,693)	$7,767	$(63,483)	$359,384
Non-GAAP Adjustments:
Net realized (gains) on investments	(5,607)	(9,220)	(7,623)	(15,757)
Change in net unrealized losses (gains) on investments	21,257	67,460	(3,215)	(16,871)
(Income) loss from investment affiliates	(6,345)	(2,166)	(22,010)	2,083
Foreign exchange losses (gains)	283	901	7,447	(10,864)
Other (income) loss	—	(7)	(303)	766
Transaction expenses	—	—	4,427	—
Net income (loss) attributable to noncontrolling interests	4,597	(412)	(767)	457
Tax (benefit) expense (a)	(1,339)	(5,863)	521	1,687
Net operating income (loss) available (attributable) to Validus common shareholders (b)	$4,153	$58,460	$(85,006)	$320,885

Weighted average number of diluted common shares outstanding	78,966,938	80,621,967	79,091,376	82,359,460

(Loss) earnings per diluted share (attributable) available to Validus common shareholders	$(0.11)	$0.10	$(0.80)	$4.36
Non-GAAP Adjustments:
Net realized (gains) on investments	(0.07)	(0.11)	(0.10)	(0.19)
Change in net unrealized losses (gains) on investments	0.27	0.84	(0.04)	(0.20)
(Income) loss from investment affiliates	(0.08)	(0.03)	(0.28)	0.03
Foreign exchange losses (gains)	—	0.01	0.09	(0.14)
Other (income) loss	—	—	—	0.01
Transaction expenses	—	—	0.06	—
Net income (loss) attributable to noncontrolling interests	0.06	(0.01)	(0.01)	0.01
Tax (benefit) expense (a)	(0.02)	(0.07)	0.01	0.02
Net operating income (loss) per diluted share available (attributable) to Validus common shareholders (b)	$0.05	$0.73	$(1.07)	$3.90

Average shareholders' equity available to Validus common shareholders (c)	$3,515,680	$3,702,956	$3,658,591	$3,697,114

Annualized return on average equity	(1.0%)	0.8%	(1.7%)	9.7%
Annualized net operating return on average equity (b)	0.5%	6.3%	(2.3%)	8.7%

(a)
Represents the tax expense or benefit associated with the specific country to which the pre-tax adjustment relates to. The tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize tax losses carried forward.

(b)	Non-GAAP financial measure.

(c)	Average shareholders’ equity for the three months ended is the average of the beginning and ending quarter end shareholders’ equity balances, excluding the liquidation value of the preferred shares.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Cautionary Note Regarding Forward-Looking Statements
Certain statements herein may include projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Validus may make related oral, forward-looking statements on or following the date hereof. These projections, goals, assumptions and statements are not historical facts but instead represent only Validus’ belief regarding future events, many of which, by their nature, are inherently uncertain and outside Validus’ control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal,” or “estimate.” Accordingly, there are or will be important factors that could cause Validus’ actual results and financial condition to differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements.
We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of Validus’ risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 7) adequacy of Validus’ loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) Validus’ ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of businesses Validus may acquire or new business ventures Validus may start; 15) the effect on Validus’ investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; 17) availability of reinsurance and retrocessional coverage; 18) the inability to complete the proposed transaction with AIG (the “proposed transaction”) because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; 19) uncertainty as to the timing of completion of the proposed transaction; 20) the inability to complete the proposed transaction due to the failure to obtain Validus shareholder approval for the proposed transaction or the failure to satisfy other conditions to completion of the proposed transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; 21) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; 22) risks related to disruption of management’s attention from Validus’ ongoing business operations due to the proposed transaction; 23) the effect of the announcement of the proposed transaction on Validus’ relationships with its clients, operating results and business generally; and 24) the outcome of any legal proceedings to the extent initiated against Validus or others following the announcement of the proposed transaction, as well as Validus’ management’s response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Validus’ most recent reports on Form 10-K and Form 10-Q and other documents of Validus on file with or furnished to the Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business or operations. Except as required by law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Additional Information and Where to Find It
In connection with the proposed transaction, Validus will file with the SEC a proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This material is not a substitute for the proxy statement or any other document which Validus may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF VALIDUS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by Validus through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of Validus.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com

Participants in the Solicitation
Validus and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Validus’ shareholders in connection with the proposed transaction. Information regarding Validus’ directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Validus’ annual proxy statement filed with the SEC on March 16, 2017. A more complete description will be available in the proxy statement on Schedule 14A. You may obtain free copies of these documents as described in the preceding paragraph filed, with or furnished to the SEC. All such documents, when filed or furnished, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to the investor relations department of Validus.

Validus Holdings, Ltd. 29 Richmond Road, Pembroke, Bermuda HM08
Tel: +1-441.278.9000 Fax: +1-441.278.9090
www.validusholdings.com